Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS:	Farah Soi / Caitlin Morahan

ICR

203-682-8200

Farah.Soi@icrinc.com

Caitlin.Morahan@icrinc.com

MEDIA:	Blynn Austin

PERRY STREET COMMUNICATIONS

214-965-9955

BAustin@perryst.com

TUESDAY MORNING CORPORATION

ANNOUNCES NEW BOARD MEMBER

DALLAS, TX — April 1, 2019 — Tuesday Morning Corporation (NASDAQ: TUES), a leading off-price retailer with nearly 710 stores across the United States specializing in selling deeply-discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, announced today that Reuben Slone, a supply chain industry veteran with over 15 years of retail experience, has been appointed as a director of the board, effective June 1, 2019.

“On behalf of the Board of Directors and the Tuesday Morning Management Team, I am pleased to welcome Reuben Slone to our board,” said Terry Burman, Chairman of the Board of Tuesday Morning.  “Reuben’s supply chain and industry knowledge makes him uniquely qualified to contribute to Tuesday Morning as we begin the next phase of our supply chain repositioning. Reuben’s supply chain experience supports our plans for long term growth and shareholder value.”

Mr. Slone is a seasoned supply chain executive with experience across multiple consumer-facing industry sectors at best-in-class companies. Mr. Slone presently holds the position of Executive Vice President, Supply Chain at Advance Auto Parts, Inc. (NYSE: AAP) and sat on the Board of Advance from 2016 — 2018.  Previous to Advance, Mr. Slone was Senior Vice President, Supply Chain at Walgreens, and earlier in his career held leadership positions at Office Max, Whirlpool, General Motors and Federal Mogul.

Commenting on his appointment, Mr. Slone said, “I am delighted to assume the role of director at Tuesday Morning at such an important point in their growth initiative.  I am looking forward to working with Tuesday Morning’s management to support their long term growth plan to create shareholder value.”

About Tuesday Morning

Tuesday Morning Corporation (NASDAQ: TUES) is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates approximately 710 stores in 40 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

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